Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) between Phillip G. Creek (the “Employee”) and M/I Homes, Inc. (the “Company”) is effective July 3, 2008 (the “Effective Date”).

WHEREAS, the Employee currently is employed by the Company, and serves as the Company’s Executive Vice President and Chief Financial Officer and the Employee is willing to continue to serve in such capacity for the Company; and

WHEREAS, the Company desires to provide additional payments and benefits to the Employee,  but only in the event of a Change in Control of the Company and a termination of the Employee’s employment as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the Company and the Employee agree as follows:

1.00           DEFINITIONS

When used in this Agreement, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Agreement.  When applying these definitions, the form of any term or word will include any of its other forms and the word “including” will mean “including, without limitation.”

1.01           Board.  The board of directors of the Company.

1.02           Cause.  [1] Any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company by the Employee, [2] conviction of the Employee of a felony, or [3] the Employee’s [a] willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), [b] willful engagement in gross misconduct materially injurious to the Company or [c] breach of any material term of this Agreement.  However, Cause will not arise [i] solely because the Employee is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Employee and approved by the Company or [ii] due to any event that constitutes Good Reason.

1.03           Change in Control.  [1] The acquisition by any person, or more than one person acting as a group, of the ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Company; [2] the acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of the ownership of the stock of the Company possessing thirty (30) percent or more of the total voting power of the stock of the Company; [3] the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or [4] the acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  The definition of “Change in Control” in this Section 1.03 shall be interpreted in a manner that is consistent with the definition of “change in control event” under Code §409A and the Treasury Regulations promulgated thereunder.

1.04           Code.  The Internal Revenue Code of 1986, as amended, or any successor statute.

1.05           Company.  M/I Homes, Inc. or any successor to its business or assets.

1.06           Date of Termination.  The date of the Employee's Termination.

1.07           Effective Period.  Except as otherwise provided in this Agreement, the twenty-four (24) consecutive calendar months beginning after a Change in Control occurring during the Term.

1.08           Exchange Act.  The Securities Exchange Act of 1934, as amended, or any successor statute.

1.09           Good Reason.  The occurrence of any of the following events during the Effective Period to which the Employee has not consented in writing:

[1]           Any breach of this Agreement of any nature whatsoever by or on behalf of the Company;

[2]           A reduction in the Employee’s title, duties or responsibilities, as compared to either [a] the Employee’s title, duties or responsibilities immediately before the Change in Control or [b] any enhanced or increased title, duties or responsibilities assigned to the Employee after the Change in Control;

[3]           The permanent assignment to the Employee of duties that are inconsistent with [a] the Employee’s office immediately before the Change in Control, or [b] any more senior office to which the Employee is promoted after the Change in Control;

[4]           The Company [a] reduces the Employee’s base salary, [b] reduces the annual cash bonus that the Employee is eligible to receive or changes the manner in which such annual cash bonus is calculated, or [c] materially reduces the aggregate value of the Employee's other annual compensation and/or fringe benefits;

[5]           A requirement that the Employee relocate to a principal office or worksite (or accept indefinite assignment) to a location more than thirty (30) miles from [a] the principal office or worksite to which the Employee was assigned immediately before the Change in Control, or [b] any location to which the Employee agreed, in writing, to be assigned after the Change in Control; or

[6]           The Company attempts to amend or terminate this Agreement without regard to the procedures described in Section 3.01 or 3.02.

1.10           Notice of Payment.  The written notice by which the Company apprises the Employee of [1] the amount of any payment due under this Agreement, [2] the reason that amount is payable and [3] the basis on which that payment was calculated.

1.11           Notice of Termination.  A written notice that describes in reasonable detail the facts and circumstances claimed to provide a basis for Termination.

1.12           Parties.  The Company and the Employee.

1.13           Term.  The period beginning on the Effective Date and ending as of the applicable date described in Section 3.02.

1.14           Termination.  Termination of the employee-employer relationship between the Employee and the Company and any person with whom the Company would be considered a single employer under Code §§414(b) and (c); provided that such termination constitutes a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

2.00           CHANGE IN CONTROL PAYMENTS

2.01           Calculation of Change in Control Payments.  If a Change in Control occurs and, either [1] during the Effective Period or within six (6) months prior to the Change in Control, the Company provides the Employee with a Notice of Termination stating that it is Terminating the Employee’s employment without Cause, or [2]  during the Effective Period, the Employee provides the Company with a Notice of Termination stating that the Employee is Terminating his employment for Good Reason, then the Company will:

[a]           Continue to pay the Employee’s compensation and other benefits through the Date of Termination and also will pay the Employee the value of any unused vacation days determined under the Company’s personnel policy.  The amounts attributable to unused vacation will be paid no later than thirty (30) days after the Employee’s Date of Termination (or, in the case in which employment is Terminated within six (6) months prior to the Change in Control, within thirty (30) days after the Change in Control).

[b]           Continue coverage for the Employee and his dependents, at no cost to either the Employee or his dependents, in all programs subject to the benefit provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the period beginning on the Employee’s Date of Termination (or, in the case in which employment is Terminated within six (6) months prior to the Change in Control, the date of the Change in Control) and ending on the earlier of [i] the date the Employee and his dependents acquire replacement coverage or [ii] the second anniversary of the Employee's Date of Termination (or, in the case in which employment is Terminated within six (6) months prior to the Change in Control, the second anniversary of the Change in Control).  In the event the Employee's or his dependents' participation in the Company's plans is not permitted, then the Company will provide, through insurance or otherwise, at no after-tax cost to the Employee or his dependents, the benefits to which the Employee or his dependents would be entitled under such plans (such benefits, collectively, the "Medical Benefits").  Any Medical Benefits to be paid or provided under this Section 2.01[2][b] after completion of the time period described in Treasury Regulation §1.409A-1(b)(9)(v)(B) shall be subject to the following:  [A] the amount of expenses eligible for reimbursement, or benefits provided, during any taxable year of the Employee may not affect the expenses eligible for reimbursement, or benefits to be provided, to the Employee in any other taxable year; [B] reimbursement of any eligible expense must be made on or before the last day of the Employee's taxable year following the taxable year in which the expense is incurred; and [C] the right to reimbursement or benefits is not subject to liquidation or exchange for another benefit.  In addition, any tax gross-up payment due to the Employee under this subsection shall be made by the end of the Employee's taxable year next following the Employee's taxable year in which the Employee remits the related taxes.

[c]           Pay the Employee a lump sum equal to the amount described in this subsection.  This payment will be made no more than sixty (60) days after the Employee’s Date of Termination (or, in the case in which employment is Terminated within six (6) months prior to the Change in Control, within sixty (60) days after the Change in Control).  The amount payable under this subsection will be the sum of:

[i]           two hundred (200) percent of the Employee’s base salary in effect at the Employee’s Date of Termination (or, if greater, the Employee's base salary in effect immediately prior to any event described in Section 1.09[4][a]); plus

[ii]           two hundred (200) percent of the average annual bonus earned by the Employee during the five (5) fiscal years of the Company immediately preceding the Employee's Date of Termination; plus

[iii]           a pro-rated amount of the annual bonus (if any) which the Employee is eligible to receive with respect to the fiscal year in which the Date of Termination occurs calculated based on [A] the Company's and/or the Employee's achievement (as applicable) of the performance goals applicable to the Employee's bonus for such fiscal year assuming that such fiscal year ended on the last day of the month immediately preceding the Date of Termination (with the applicable performance goals adjusted on a pro-rata basis to account for the partial fiscal year) and [B] the number of full calendar months that have elapsed in the fiscal year in which the Date of Termination occurs.  Such amount shall be calculated by the Compensation Committee of the Board in good faith and, subject to Section 4.01, shall be final and binding on the parties.

[d]           Provide any other benefits (including change in control benefits) to which the Employee is entitled under any other plan, program or agreement with the Company or any of its affiliates.  Such benefits shall be provided in accordance with the terms of the applicable plan, program or agreement.

[e]           If appropriate, pay the additional amount described in Section 2.02.

2.02           Effect of Code §280G.

[1]           If the sum of the payments and benefits described in Section 2.01 (collectively, the “Payments”) constitute “excess parachute payments” as defined in Code §280G, the Company will either:

[a]            Pay the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any excise tax under Code §4999 (the “Excise Tax”) and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments to the Employee; provided, however, that this Section 2.02[1][a] shall apply only if the sum of the Payments that constitute amounts described in Code §280G(b)(2)(A)(i) is equal to or greater than one-hundred and ten (110) percent of the limitation described in Code §280G(b)(2)(A)(ii) (the "280G Limit"); or

[b]            Reduce the Payments to the minimum extent necessary to avoid the imposition of the Excise Tax or loss of deduction under Code §280G; provided, however, that this Section 2.02[1][b] shall apply only if the sum of the Payments that constitute amounts described in Code §280G(b)(2)(A)(i) is less than one-hundred and ten (110) percent of the 280G Limit.  Any reduction under this Section 2.02[1][b] shall be made in compliance with Code §409A.

[2]           Subject to the provisions of Section 2.02[3], all determinations under this Section 2.02, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by a certified public accounting firm which was, immediately before the Change in Control, the Company’s certified public accounting firm, or such other nationally recognized certified public accounting firm as may be designated by the Employee (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations to both the Company and the Employee within ten (10) business days after receipt of notice from the Company or the Employee that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee may appoint another nationally recognized accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be final and binding on the Company and the Employee.  Notwithstanding the foregoing, as a result of uncertainty in applying Code §4999, it is possible that the Company will not have made the aggregate Gross-Up Payment that it should have made hereunder (an “Underpayment”).  If the Company exhausts its remedies pursuant to Section 2.02[3] and the Employee thereafter is required to pay any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, inform the Company and the Employee of the Underpayment in writing, and, within five (5) days of receiving such written notice, the Company shall pay the amount of such Underpayment to the Employee.

[3]           The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but not later than five (5) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid.  The Employee shall not pay such claim before the expiration of thirty (30) days following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Employee in writing before the expiration of such thirty (30) day period (or such shorter period ending on the date that any payment of taxes with respect to such claim is due) that it desires to contest such claim, the Employee shall [a] give the Company any information reasonably requested by the Company relating to such claim, [b] take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company, [c] cooperate with the Company in good faith in order effectively to contest such claim, and [d] permit the Company to participate in any proceedings relating to such claim; provided that the Company shall pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any tax, including interest and penalties, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 2.02[3], the Company shall control all proceedings in connection with such contest and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any appropriate administrative tribunal or court, as the Company shall determine; provided, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any tax, including interest or penalties, imposed with respect to such advance.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest any other issue.

[4]           If, after the Employee receives an advance by the Company pursuant to Section 2.02[3], the Employee becomes entitled to receive a refund claimed pursuant to such Section 2.02[3], the Employee shall (subject to the Company’s compliance with the requirements of such Section 2.02[3]) promptly pay to the Company the amount of such refund (together with any interest thereon, after taxes applicable thereto). If, after the Employee receives an advance by the Company pursuant to Section 2.02[3], a determination is made that the Employee shall not be entitled to any refund claimed pursuant to such Section 2.02[3], and the Company does not notify the Employee in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, the Employee shall not be required to repay such advance, and the amount of such advance shall offset, to the extent thereof, the amount of the required Gross-Up Payment.

[5]           Notwithstanding anything in this Section 2.02 to the contrary, any Gross-Up Payment or other tax gross-up payment under this Section 2.02 shall be made by the end of the Employee's taxable year next following the Employee's taxable year in which the Employee remits the related taxes.

2.03           Conditions Affecting Payments.

[1]           Except as expressly provided in this Agreement, the Employee’s right to receive the Payments will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Employee under any other plan, agreement or arrangement between the Employee and the Company.

[2]           The Employee is not required to mitigate the amount of any Payment by seeking other employment or otherwise, nor, except as provided in Section  2.02[2], will the amount of any Payment be reduced by any compensation or benefits the Employee earns, or is entitled to receive, in any capacity after Termination or by reason of the Employee’s receipt of or right to receive any retirement or other benefits attributable to employment with the Company on or after Termination.

[3]           Notwithstanding any provision contained herein, the amount of any Payment will be reduced by amounts the Company is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the Payment.

[4]           Notwithstanding any provision contained herein, if, on the Date of Termination, the Employee is a “specified employee,” within the meaning of Code §409A and the Treasury Regulations promulgated thereunder and as determined under the Company’s policy for determining specified employees, and the payment or provision of amounts and benefits under this Agreement is required to be delayed pursuant to Treasury Regulation §1.409A-3(i)(2), then the payment or provision of such amounts and benefits shall not be made (or commence to be made) until the first business day of the seventh month following the Date of Termination (or, if earlier, the Employee’s death).  The first payment that can be made shall include the cumulative amount of any amounts or benefits that could not be paid or provided during such postponement period.

3.00           AMENDMENT AND TERMINATION

3.01           Amendment.  This Agreement may be amended at any time by a written agreement executed by each of the Parties.

3.02           Termination.  This Agreement will terminate on the earliest of the following to occur:

[1]           The Employee’s employment with the Company is Terminated and a Change in Control does not occur within six (6) months after such Termination;

[2]           The Parties mutually agree, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement; or

[3]           All Payments due under this Agreement have been fully paid.

4.00           DISPUTE RESOLUTION

4.01           Arbitration.  Any [1] disagreement concerning the calculation of any payment due under this Agreement, [2] breach of any term of this Agreement or [3] other dispute or controversy arising out of or relating to this Agreement, including the basis on which the Employee is Terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association.  The award of the arbitrator will be final, conclusive and nonappealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Company and the Employee.  If the Employee and the Company fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association.  Any arbitration relating to this Agreement will be held in the city in which the Employee’s last principal place of employment with the Company before the Employee’s Date of Termination is or was located or another place the Parties mutually select immediately before the arbitration.

4.02           Costs.  The Company will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Employee through any proceeding described in Section 4.01.  Any such costs incurred by the Employee shall be paid by the Company within sixty (60) days of the date on which the Employee provides the Company with a written invoice for such costs and any other evidence of such costs that the Company shall reasonably request.  Notwithstanding the foregoing, for purposes of this Section 4.02, [1] any costs being reimbursed must relate to a claim brought within eighteen (18) months following the Date of Termination (or, in the case in which employment is Terminated within six (6) months prior to a Change in Control, within eighteen (18) months following the Change in Control), [2] the costs eligible for reimbursement during any taxable year of the Employee may not affect the costs eligible for reimbursement in any other taxable year, [3] reimbursements must be made on or before the last day of the Employee’s taxable year following the taxable year in which the cost was incurred, and [4] the right to reimbursement for such costs is not subject to liquidation or exchange for another benefit.

4.03           Payment During Dispute Resolution Period.  If otherwise due, the Company may not defer payment of any amount that is not being contested under Section 4.01.

5.00           MISCELLANEOUS

5.01           Assignment.  Except as otherwise provided in this Section 5.01, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors and assigns.  This Agreement shall not be assignable by the Employee, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to which the Company may sell all or substantially all of its assets, and this Agreement must be so assigned by the Company to, and accepted as binding by such other corporation or entity in connection with any such reorganization, merger, consolidation or sale.

5.02           Notices.  All notices and other communications provided for in this Agreement must be written and will be deemed to have been given when deposited with a reputable overnight delivery service or in United States registered mail, return receipt requested, postage prepaid, to the Parties at the following addresses or at such other address as a Party may specify by notice to the other:
To the Company:
M/I Homes, Inc.
3 Easton Oval
Columbus, Ohio 43219
Attn:  General Counsel

To the Employee:
Phillip G. Creek
At the last address on file
with the Company

5.03           Complete Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either Party that are not set forth expressly in this Agreement.

5.04           Applicable Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Ohio.

5.05           Validity.  The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

5.06           Section 409A of the Code.  It is intended that this Agreement comply with Code §409A and the Treasury Regulations promulgated thereunder, and this Agreement will be interpreted, administered and operated accordingly.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Employee.  Furthermore, the Company may accelerate the time or schedule of a Payment to the Employee at any time the Agreement fails to meet the requirements of Code §409A and the Treasury Regulations promulgated thereunder.  Such Payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code §409A and the Treasury Regulations promulgated thereunder.

5.07           Effect of Agreement.  This Agreement supersedes and replaces in its entirety the Change in Control Agreement, dated March 8, 2004, between the Employee and the Company.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date and year first above written.

M/I HOMES, Inc.

By:	/s/J. Thomas Mason
Title:	Executive Vice President, General Counsel
and Secretary

EMPLOYEE

/s/Phillip G. Creek
Phillip G. Creek